Exhibit 99.1

DURATA THERAPEUTICS REPORTS FIRST QUARTER 2014

FINANCIAL RESULTS

CHICAGO, IL, May 8, 2014 (GLOBE NEWSWIRE) – Durata Therapeutics, Inc. (NASDAQ: DRTX) today announced financial results for the quarter ended March 31, 2014.

“The first quarter of 2014 ended on a high note with the unanimous recommendation by the FDA’s Anti-Infective Drugs Advisory Committee for the approval of Dalvance,” said Paul R. Edick, CEO of Durata Therapeutics. “We are very focused on several major milestones, which include preparing for the May 26th action date for the FDA’s review of our NDA and an anticipated launch of Dalvance in the third quarter of 2014, as well as advancing additional studies of dalbavancin, among other initiatives.”

First Quarter 2014 Highlights and Recent Events

•	In March 2014, the U.S. Food and Drug Administration’s (“FDA”) Anti-Infective Drugs Advisory Committee unanimously recommended approval of dalbavancin for the treatment of acute bacterial skin and skin structure infections (“ABSSSI”), voting 12 to 0 that we had provided substantial evidence of the safety and effectiveness of our investigational drug, Dalvance™ (dalbavancin) for injection for the treatment of adult patients with ABSSSI caused by susceptible Gram-positive bacteria, including methicillin-resistant Staphylococcus aureus, commonly referred to as MRSA.

•	In April 2014, we initiated enrollment of our Phase 3b clinical trial, which we refer to as our single dose study, to evaluate the efficacy and safety of a single 1,500 mg dose of our investigational drug, Dalvance™, infused over 30 minutes in adult patients with ABSSSI caused by susceptible Gram-positive bacteria.

Financial results for the quarter ended March 31, 2014

At March 31, 2014, we had cash and cash equivalents plus short-term investments of $41.5 million, compared to $59.7 million at December 31, 2013.

Net loss as measured in accordance with U.S. generally accepted accounting principles (“GAAP”) for the quarter ended March 31, 2014 was $20.0 million, compared to a net loss of $15.8 million for the quarter ended March 31, 2013. Net loss per common share-Basic and Diluted for the quarter ended March 31, 2014 and 2013, was $0.75 and $0.86, respectively. The $20.0 million loss for the quarter ended March 31, 2014 includes non-cash charges of $2.7 million for acquisition related expenses and $0.8 million of stock-based compensation. With these non-cash items excluded, the adjusted net loss for the quarter ended March 31, 2014 was $16.5 million on a non-GAAP basis. The $15.8 million loss for the quarter ended March 31, 2013 includes non-cash charges of $0.3 million for acquisition related expenses and $0.6 million of stock-based compensation. With these non-cash items excluded, the adjusted net loss for the quarter ended March 31, 2013 was $14.9 million on a non-GAAP basis. Non-GAAP net loss per common share-Basic and Diluted for the quarter ended March 31, 2014 and 2013, was $0.62 and $0.81, respectively.

Research and development expenses for the quarter ended March 31, 2014 were $9.0 million, compared to $11.1 million for the quarter ended March 31, 2013. The $2.1 million decrease was due primarily to a $2.4 million decrease related to clinical trial activities following the completion of the DISCOVER trials which was partially offset by an increase in costs associated with our single dose study and a decrease of $0.6 million in consulting fees, partially offset by an increase of $0.8 million in payroll expenses as a result of increased headcount to support ongoing development of dalbavancin.

General and administrative expenses for the quarter ended March 31, 2014 were $7.2 million, compared to $4.1 million for the quarter ended March 31, 2013. The $3.1 million increase was due to a $2.2 million increase for personnel costs related to our continued expansion efforts in preparation for the anticipated commercial launch of dalbavancin, an increase of $0.7 million for consultancy related to commercial planning activities and an increase of $0.2 million for occupancy and other operating expenses.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the company uses the following non-GAAP financial measures: non-GAAP net loss and non-GAAP net loss per common share-basic and diluted (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The company believes that the non-GAAP financial measures provide useful information about operating results, enhance the overall understanding of past financial performance, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

The company excludes the following items from one or more of its non-GAAP measures:

Stock-based compensation. The company excludes stock-based compensation because it is non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. The company further believes this measure is useful to investors to facilitate comparisons to historical operating results and comparisons to peer operating results.

Acquisition related charges, net. The company excludes acquisition related charges, net because the charges are non-cash in nature and because the company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. In addition, excluding this item from the non-GAAP measures facilitates internal comparisons to historical operating results and comparisons to peer operating results.

For more information on the non-GAAP financial measures, please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” table in this press release. This accompanying table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Conference Call and Webcast Information

The company will host a conference call today, May 8, 2014, at 8:30 AM EST. To access the call, please dial 866-632-4021 for participants in the U.S. or Canada and 404-991-3968 for international callers (reference Conference ID 34955177). A replay of the call may be accessed through May 22, 2014 by dialing 800-585-8367 for callers in the U.S. and Canada and 404-537-3406 for international callers (reference Conference ID 34955177). The conference call will also be webcast live on the Investor Relations section of the Company’s website at www.duratatx.com.

About Dalvance

Dalvance is a second generation, semi-synthetic lipoglycopeptide, which consists of lipophilic side-chains attached to glycopeptides. If approved, Dalvance would be the first drug for ABSSSI requiring only two once-weekly 30-minute intravenous doses (1,000 mg on Day 1 and 500 mg on Day 8). Dalvance demonstrates bactericidal activity in vitro against a broad range of bacteria, such as Staphylococcus aureus (including methicillin-resistant strains) and Streptococcus pyogenes, as well as certain other streptococcal species.

About Durata Therapeutics

Durata Therapeutics is a pharmaceutical company focused on the development and commercialization of new therapeutics for patients with infectious diseases and acute illnesses. Durata has completed two global Phase 3 clinical trials with its lead product candidate, Dalvance™, under investigation for the treatment of patients with acute bacterial skin and skin structure infections caused by susceptible Gram-positive bacteria. For more information about the company, visit www.duratatx.com.

Forward-looking statements

Statements contained in this press release contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements in this press release include statements about the FDA’s review and approval status of Dalvance and the potential impact of developing dalbavancin for additional indications and new dosing strategies and formulations. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the “Risk Factors” section of our most recent annual report on Form 10-K, which is on file with the SEC and is also available on our website, and in our other filings with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our views change. Therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Investor Relations and Public Affairs Contact

Allison Wey

Durata Therapeutics, Inc.

Vice President, Investor Relations and Public Affairs

(312) 219-7017

awey@duratatx.com

Media Relations Contact

Geoff Curtis

DJE Science

(312) 233-1253

geoff.curtis@djescience.com

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Balance Sheet

(in thousands)

(Unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$20,669	$36,853
Short-term investments	20,872	22,880
Prepaid expenses and other current assets	3,955	3,367

Total current assets	45,496	63,100
Acquired in process research and development	15,292	15,292
Goodwill	5,811	5,811
Property and equipment, net	831	897
Restricted cash	997	1,147
Deferred charge	10,081	10,081
Other assets	3,904	3,816

Total assets	$82,412	$100,144

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,204	$5,275
Accrued expenses	8,912	7,116
Current portion of long-term debt	313	—
Income taxes payable	573	1,609

Total current liabilities	13,002	14,000
Long-term debt	24,687	25,000
Non-current income tax payable	1,377	1,377
Contingent consideration	23,587	20,889
Other liabilities	289	299

Total liabilities	62,942	61,565

Total stockholders’ equity	19,470	38,579

Total liabilities and stockholders’ equity	$82,412	$100,144

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statement of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three month period ended March 31,		Period from inception (November 4, 2009) to March 31,
	2014	2013	2014
Operating expenses:
Research and development expenses	$9,009	$11,092	$133,170
General and administrative expenses	7,237	4,050	43,621
Acquisition related charges, net	2,698	284	12,295

Operating loss	18,944	15,426	189,086
Other (income) expense
Interest expense	895	108	3,121
Loss on early extinguishment of debt	—	—	2,228
Interest income	(13)	(15)	(134)
Other income	—	—	(501)

Total other (income) expense	882	93	4,714
Loss before income tax expense (benefit)	19,826	15,519	193,800
Income tax expense (benefit)	131	248	(4,402)

Net loss	$(19,957)	$(15,767)	$(189,398)

Net loss per common share – Basic and Diluted	$(0.75)	$(0.86)
Weighted average common shares – Basic and Diluted	26,633,284	18,367,540

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in thousands, except share and per share data)

(Unaudited)

	Three month period ended
	March 31,
	2014	2013
Reconciliation of non-GAAP Net loss
GAAP Net loss	$(19,957)	$(15,767)
Add back:
Stock-based compensation expense(1)	779	558
Acquisition related charges, net(2)	2,698	284

Non-GAAP Net loss	$(16,480)	$(14,925)

Reconciliation of Net loss per common share – Basic and Diluted
GAAP Net loss per common share – Basic and Diluted	$(0.75)	$(0.86)
Add back:
Non-GAAP adjustments	0.13	0.05

Non-GAAP Net loss per common share – Basic and Diluted	$(0.62)	$(0.81)

Weighted average common shares – Basic and Diluted	26,633,284	18,367,540

(1)	adjustment includes non-cash stock-based compensation expense.
(2)	adjustment for contingent consideration expense associated with contingent liability due to Pfizer upon regulatory approval and first commercial sale of dalbavancin.